                                                                    Exhibit 99.2

                                                    [PHOTON DYNAMICS LETTERHEAD]

AT PHOTON DYNAMICS:
So-Yeon Jeong
Investor Relations Manager
soyeon.jeong@photondynamics.com
408.360.3561

PHOTON DYNAMICS REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS FOR FISCAL
                                      2003


SAN JOSE, CA (OCTOBER 29, 2003) -- Photon Dynamics, Inc. (Nasdaq:PHTN), a leading supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the fourth quarter and full year of fiscal 2003. The results for the comparative period of fiscal 2002 have been reclassified to reflect the discontinued operations of the Company's printed circuit board assembly inspection, cathode ray tube display inspection, and glass inspection businesses.

Revenue for the fourth quarter of fiscal 2003 increased by 62 percent to $21.0 million compared to $13.0 million for the fourth quarter of fiscal 2002. The net loss for the current quarter was $15.4 million, or $0.95 per share, compared to a net loss of $16.9 million, or $1.00 per share, for the fourth quarter of fiscal 2002.

The company's results of operations for the fourth quarter of 2003 included a charge for goodwill impairment of $10.0 million, of which $7.3 million related to the rapid thermal processing business and $2.7 million related to the inverter business. The results of operations also included a charge for impairment of intangible assets of $3.5 million, of which $3.4 million related to the rapid thermal processing business and $0.1 million related to the inverter business. The rapid thermal processing business, in particular, has been impacted by a slower-than-expected adoption rate for the Low Temperature Poly-Silicon process.

Excluding the charges for the impairment of goodwill and intangible assets and the profit or loss from discontinued operations, the net loss for the current quarter was $1.9 million, or $0.12 per diluted share, compared to a net profit of $2.3 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2002. A reconciliation of these measures to net loss and net profit or loss per share is set forth at the end of this press release.

Bookings for the fourth quarter of fiscal 2003 were $31.4 million, and the company posted a backlog of $45.4 million at the end of the fourth quarter of fiscal 2003. Bookings and backlog are not necessarily indicative of future revenue. "The fluctuating buying pattern of our customers was reflected in the excellent bookings this quarter as compared to the prior quarter bookings of $12.0 million. We expect that this fluctuation of quarter-to-quarter bookings will continue. Our confidence in the long-term growth prospects of the LCD market is very high," stated Jeff Hawthorne, president and chief executive officer.

Cash and short-term investments at September 30, 2003 were $116.5 million compared to $116.4 million at June 30, 2003. The increase in cash was primarily due to an improvement in cash collections from customers and management of inventories, reduced by the use of cash for continuing operations.

For the fiscal year 2003, revenue increased 36 percent to $67.2 million compared to $49.3 million for the fiscal year 2002. The net loss for fiscal 2003 was $72.4 million, or $4.50 per share, compared to a net loss of $21.8 million, or $1.37 per share, for the fiscal year 2002.

Richard Okumoto, chief financial officer, stated "While we continue to focus on controlling expenses and implementing manufacturing cost reduction programs, we will remain committed to the investment in new products and advanced technologies which should expand our current served markets."

The company estimates revenue for the first quarter of fiscal 2004 to be between $21.0 and $23.0 million, with earnings per share range from a loss of $0.03 to a profit of $0.03 per share.

EARNINGS CONFERENCE CALL

The company will host a quarterly conference call on October 29, 2003 at 1:30 pm PST. To access the conference call in the US or Canada, dial (800) 361-0912. For all international calls, dial (913) 981-5559. Both numbers will use confirmation code 256212.

A digital replay will be available on Photon Dynamic's website at www.photondynamics.com or by phone two hours after the conclusion of the conference call from October 29 to the company's next earnings call. You may access the telephone replay by dialing (888) 203-1112, or (719) 457-0820 and entering confirmation code 256212.

ABOUT PHOTON DYNAMICS, INC.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

SAFE HARBOR STATEMENT

The statements in this press release relating to Photon Dynamics' estimated financial results for the first quarter of fiscal 2004 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic downturn has created substantial economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics expects, and therefore Photon Dynamics' customers to reduce investments in Photon Dynamics' products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; the risk of the introduction of competing products having technological and/or pricing advantages, and adverse product reliability or performance conditions. As a result, Photon Dynamics' actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption " Factors Affecting Operating Results" in Photon Dynamics' Quarterly Report on Form 10-Q as filed on August 14, 2003 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

                             PHOTON DYNAMICS, INC.
                   RECONCILIATION OF NON-GAAP TO GAAP MEASURES

                                           Three Months Ended         Three Months Ended
                                             September 30,               September 30,
                                               Per Share                  $(000's)
                                       ----------------------      -----------------------
                                         2003          2002          2003          2002
                                         ----          ----          ----          ----
Non-GAAP Income (Loss)                 $  (0.12)     $   0.13      $ (1,868)     $  2,274
Goodwill Impairment Charge                (0.61)           --       (10,010)           --
Intangible Asset Impairment Charge        (0.22)           --        (3,548)           --
Discontinued Operations                      --         (1.13)           55       (19,217)
                                       --------      --------      --------      --------
GAAP Loss                              $  (0.95)     $  (1.00)     $(15,371)     $(16,943)
                                       ========      ========      ========      ========


[BOWNE: PLEASE MOVE THIS TABLE TO THE END OF THE FINANCIAL STATEMENTS ATTACHED TO THE PRESS RELEASE. THANK YOU]

                              PHOTON DYNAMICS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       September 30,  September 30,
                                                           2003            2002
                                                           ----            ----
                         ASSETS
Current assets:
   Cash, cash equivalents and short-term investments     $ 116,469      $ 170,143
   Accounts receivable, net                                 10,402         16,579
   Inventories                                               9,887         18,650
   Other current assets                                      6,449          6,367
                                                         ---------      ---------
Total current assets                                       143,207        211,739

Land, property and equipment, net                           12,298         12,404

Other assets                                                 3,002          2,925
Intangible assets                                            2,894          3,554
Goodwill                                                       518         18,537
                                                         ---------      ---------
Total assets                                             $ 161,919      $ 249,159
                                                         =========      =========

          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                      $   4,239      $  10,610
   Other current liabilities                                10,605         10,637
   Deferred revenue, net                                     2,739            304
                                                         ---------      ---------
Total current liabilities                                   17,583         21,551

Other liabilities                                              193          1,465

Shareholders' equity:
   Common stock                                            279,417        288,833
   Accumulated deficit                                    (135,872)       (63,500)
   Accumulated other comprehensive income                      598            810
                                                         ---------      ---------
Total shareholders' equity                                 144,143        226,143
                                                         ---------      ---------
Total liabilities and shareholders' equity               $ 161,919      $ 249,159
                                                         =========      =========

                              PHOTON DYNAMICS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            Three Months Ended          Year Ended
                                                                September 30,          September 30,
                                                           ---------------------   ---------------------
                                                             2003        2002        2003        2002
                                                             ----        ----        ----        ----
Revenue                                                    $ 20,980    $ 12,955    $ 67,196    $ 49,342

Cost of revenue                                              12,804       5,932      44,071      25,799
                                                           --------    --------    --------    --------
Gross margin                                                  8,176       7,023      23,125      23,543

Operating expenses:
   Research and development                                   6,567       3,010      22,786      10,878
   Selling, general and administrative                        3,743       2,093      13,763       8,853
   Goodwill impairment charge                                10,010           -      10,010           -
   Impairment of purchased intangible assets                  3,548           -       3,548           -
   Acquired in-process research and development                   -         410       2,474         410

   Amortization of intangible assets                            201           -       1,236           -
                                                           --------    --------    --------    --------
Total operating expenses                                     24,069       5,513      53,817      20,141
                                                           --------    --------    --------    --------
Income (loss) from operations                               (15,893)      1,510     (30,692)      3,402

Interest income and other, net                                  472         849       2,917       2,913
                                                           --------    --------    --------    --------
Income (loss) from continuing operations before taxes       (15,421)      2,359     (27,724)      6,315
Income taxes                                                      5          85          56          85
Income (loss) from continuing operations                    (15,426)      2,274     (27,780)      6,230

Income (loss) from discontinued operations                       55     (19,217)    (44,592)    (28,032)

                                                           --------    --------    --------    --------
Net loss                                                   $(15,371)   $(16,943)   $(72,372)   $(21,802)
                                                           ========    ========    ========    ========

Net income (loss) per share from continuing operations:
  Basic                                                    $  (0.95)   $   0.13    $  (1.73)   $   0.39
                                                           --------    --------    --------    --------
  Diluted                                                  $  (0.95)   $   0.13    $  (1.73)   $   0.37
                                                           --------    --------    --------    --------
Net income / (loss) from discontinued operations, net of
 tax
                                                           --------    --------    --------    --------
  Basic                                                    $   0.00    $  (1.13)   $  (2.77)   $  (1.76)
                                                           --------    --------    --------    --------
  Diluted                                                  $   0.00    $  (1.13)   $  (2.77)   $  (1.76)
                                                           --------    --------    --------    --------
Net loss per share:
Basic                                                      $  (0.95)   $  (1.00)   $  (4.50)   $  (1.37)
                                                           ========    ========    ========    ========
Diluted                                                    $  (0.95)   $  (1.00)   $  (4.50)   $  (1.37)
                                                           ========    ========    ========    ========

Weighted average number of shares:
Basic                                                        16,176      16,991      16,089      15,923
Diluted                                                      16,772      17,446      16,089      16,791

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